UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 5)

TENDER OFFER STATEMENT

UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

YRC WORLDWIDE INC.

(Name of Subject Company (issuer))

YRC WORLDWIDE INC.

(Names of Filing Persons (identifying status as offeror, issuer or other person))

5.0% Contingent Convertible Senior Notes due 2023

5.0% Net Share Settled Contingent Convertible Senior Notes due 2023

3.375% Contingent Convertible Senior Notes due 2023

3.375% Net Share Settled Contingent Convertible Senior Notes due 2023

(Title of Class of Securities)

985509 AN 8

985577 AA3

985509 AQ 1

985577 AB 1

(CUSIP Number of Class of Securities)

Daniel J. Churay

YRC Worldwide Inc.

Executive Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Dennis M. Myers, P.C.

William R. Burke

Kirkland & Ellis, LLP

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$365,460,000	$20,392.67
*

Calculated solely for purposes of determining the filing fee pursuant to Rule 457(f)(1) and (2) under the Securities Act of 1933, as amended. The transaction value is $365,460,000 which is based on the aggregate market value of the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 and the 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 and the book value of the 5.0% Contingent Convertible Senior Notes due 2023, the 3.375% Contingent Convertible Senior Notes due 2023 and the 8 1/ 2% Guaranteed Notes due 2010, in each case, as of November 5, 2009.

**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $55.80 for each $1,000,000 of the value of the transaction.

☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$20,392.67	Filing party:	YRC Worldwide Inc.
Form or Registration No.:	Form S-4	Date Filed:	November 9, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

Amendment No. 5 to

SCHEDULE TO

This Amendment No. 5 amends and supplements the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2009, as amended by Amendment No. 1 to such Schedule TO filed with the SEC on November 24, 2009, as further amended by Amendment No. 2 to such Schedule TO filed with the SEC on December 17, 2009, as further amended by Amendment No. 3 to such Schedule TO filed with the SEC on December 24, 2009, as further amended by Amendment No. 4 to such Schedule TO filed with the SEC on December 29, 2009, relating to exchange offers by YRC Worldwide Inc., a Delaware corporation (referred to herein as “the Company” “we,” “us” or “our”), with respect to its outstanding 5.0% Contingent Convertible Senior Notes due 2023 (the “Old 5% Notes”), 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “5% Net Share Settled Notes”), 3.375% Contingent Convertible Senior Notes due 2023 (the “Old 3.375% Notes”), and 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “3.375% Net Share Settled Notes” and, together with the Old 5% Notes, the 5% Net Share Settled Notes and the Old 3.375% Notes, the “convertible old notes”) and related solicitations of mutual releases and of consents for certain proposed amendments to the terms of the convertible old notes (the “Exchange Offers”). The Exchange Offers are being made upon the terms and subject to the conditions set forth in the prospectus, which forms part of the registration statement on Form S-4 filed by the Company with the SEC on November 9, 2009, as amended by Amendment No. 1 to such registration statement filed by the Company with the SEC on November 24, 2009 (including the prospectus supplement contained therein), as further amended by Amendment No. 2 to such registration statement filed by the Company with the SEC on December 17, 2009 (including the second prospectus supplement contained therein), as supplemented by the third prospectus supplement filed by the Company with the SEC on December 24, 2009 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by the fourth prospectus supplement filed by the Company with the SEC pursuant to Rule 424(b)(3) under the Securities Act on December 29, 2009, as supplemented by the fifth prospectus supplement filed by the Company with the SEC pursuant to Rule 424(b)(3) under the Securities Act on the date hereof, as the same may be further amended and/or supplemented from time to time (the “Registration Statement”), and the related letter of transmittal, which are exhibits hereto. The consideration the Company is offering in the Exchange Offers is described in the Registration Statement.

This Schedule TO is being filed in satisfaction of the reporting requirements of Rules 13e-4(b)(1) and (c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information set forth in the Registration Statement is incorporated by reference in response to Items 1 through 13 of this Schedule TO, except to the extent that information is specifically provided herein. References in the Schedule TO to sections of the Registration Statement incorporated by reference in response to Items 1 through 13 of the Schedule TO are to such sections as so amended and/or supplemented from time to time. The consideration the Company is offering in the Exchange Offers is described in the Registration Statement. The Registration Statement can be accessed electronically on the Securities and Exchange Commission’s website at www.sec.gov or on our web site at www.yrcw.com.

Item 12. Exhibits.

Item 12 of the Schedule TO is hereby amended by adding the following exhibits thereto:

Exhibit No.	Description
(a)(1)(ix)	Fifth Prospectus Supplement dated December 30, 2009 (filed pursuant to Rule 424(b)(3) on December 30, 2009 and incorporated herein by reference).

(a)(5)(xxxii)	News Release dated December 30, 2009 (filed on the Company’s Current Report on Form 8-K dated December 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxxiii)	Company’s Current Report on Form 8-K dated December 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 30, 2009

YRC WORLDWIDE INC.

By:	/S/ DANIEL J. CHURAY
Name:	Daniel J. Churay
Its:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
(a)(1)(i)	Prospectus, dated November 9, 2009 (incorporated by reference to YRC Worldwide Inc.’s Registration Statement on Form S-4, initially filed on November 9, 2009 (the “Registration Statement”)).

(a)(1)(ii)	Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Registration Statement).

(a)(1)(iii)	Form of Letter to Brokers (incorporated herein by reference to Exhibit 99.2 to the Registration Statement).

(a)(1)(iv)	Form of Letter To Clients (incorporated herein by reference to Exhibit 99.3 to the Registration Statement).

(a)(1)(v)	Prospectus Supplement dated November 24, 2009 (incorporated by reference to Amendment No. 1 to Registration Statement, filed on November 24, 2009).

(a)(1)(vi)	Second Prospectus Supplement dated December 17, 2009 (incorporated by reference to Amendment No. 2 to Registration Statement, filed on December 17, 2009).

(a)(1)(vii)	Third Prospectus Supplement dated December 24, 2009 (filed pursuant to Rule 424(b)(3) on December 24, 2009 and incorporated herein by reference).

(a)(1)(viii)	Fourth Prospectus Supplement dated December 29, 2009 (filed pursuant to Rule 424(b)(3) on December 29, 2009 and incorporated herein by reference).

(a)(1)(ix)	Fifth Prospectus Supplement dated December 30, 2009 (filed pursuant to Rule 424(b)(3) on December 30, 2009 and incorporated herein by reference).

(a)(5)(i)	Company’s Current Report on Form 8-K dated October 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(ii)	News Release, dated October 30, 2009 (filed on Company’s Current Report on Form 8-K dated October 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(iii)	Company’s Current Report on Form 8-K dated November 2, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(iv)	Exchange Offer Term Sheet, dated November 1, 2009 (filed on Company’s Current Report on Form 8-K dated November 2, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(v)	News Release, dated November 2, 2009 (filed on Company’s Current Report on Form 8-K dated November 2, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(vi)	Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (filed on November 9, 2009 and incorporated by reference herein).

(a)(5)(vii)	Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (previously filed on March 2, 2009 and incorporated by reference herein).

(a)(5)(viii)	Company’s Current Report on Form 8-K (filed on November 9, 2009 and incorporated by reference herein).

(a)(5)(ix)	Company’s Current Report on Form 8-K dated November 9, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(x)	News Release, dated November 9, 2009 (filed on the Company’s Current Report on Form 8-K dated November 9, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xi)	Company’s Current Report on Form 8-K dated November 10, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xii)	Investor Presentation, dated November 11, 2009 (filed on the Company’s Current Report on Form 8-K dated November 10, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

Exhibit No.	Description
(a)(5)(xiii)	Company’s Current Report on Form 8-K dated November 17, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xiv)	Investor Presentation dated November 2009 (filed on the Company’s Current Report on Form 8-K dated November 17, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xv)	Company’s Current Report on Form 8-K dated December 8, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xvi)	News Release, dated December 8, 2009 (filed on the Company’s Current Report on Form 8-K dated December 8, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xvii)

Notice to Shareholders regarding NASDAQ Listing Rules Exception, dated December 8, 2009 (filed on the Company’s Current Report on Form 8-K dated December 8, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xviii)	Company’s Current Report on Form 8-K dated December 9, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xix)	News Release, dated December 9, 2009 (filed on the Company’s Current Report on Form 8-K dated December 9, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xx)	Company’s Current Report on Form 8-K dated December 16, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxi)	News Release, dated December 16, 2009 (filed on the Company’s Current Report on Form 8-K dated December 16, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxii)	Company’s Current Report on Form 8-K dated December 17, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxiii)	News Release, dated December 17, 2009 (filed on the Company’s Current Report on Form 8-K dated December 17, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxiv)	News Release, dated December 21, 2009 (filed on the Company’s Current Report on Form 8-K dated December 22, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxv)	Company’s Current Report on Form 8-K dated December 22, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxvi)	Company’s Current Report on Form 8-K dated December 22, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxvii)	Company’s Current Report on Form 8-K dated December 23, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxviii)	News Release dated December 23, 2009 (filed on the Company’s Current Report on Form 8-K dated December 24, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxix)	Company’s Current Report on Form 8-K dated December 24, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxx)	News Release dated December 29, 2009 (filed on the Company’s Current Report on Form 8-K dated December 29, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

(a)(5)(xxxi)	Company’s Current Report on From 8-K dated December 29, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(a)(5)(xxxii)	News Release dated December 30, 2009 (filed on the Company’s Current Report on Form 8-K dated December 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933).

Exhibit No.	Description
(a)(5)(xxxiii)	Company’s Current Report on Form 8-K dated December 30, 2009 filed pursuant to Rule 425 under the Securities Act of 1933.

(b)	None.

(d)(i)	Indenture, dated as of May 5, 1999, among YRC Regional Transportation, Inc. (formerly, USFreightways Corporation), the Guarantors named therein and NBD Bank, as trustee (incorporated by reference to Exhibit 4.11 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-126006).

(d)(ii)	Form of 8 1/2% Guaranteed Note due April 15, 2010 issued by YRC Regional Transportation, Inc. (formerly, USFreightways Corporation) (incorporated by reference to Exhibit 4.13 to Registration Statement on Form S-4, filed on June 21, 2005, File No. 333-26006).

(d)(iii)	Supplemental Indenture, dated as of June 27, 2005, among the Company as New Guarantor, YRC Regional Transportation, Inc. (formerly, USF Corporation), the Existing Guarantor Subsidiaries under the indenture and J.P. Morgan Trust Company, National Association as Trustee, supplementing the Indenture, dated as of May 5, 1999 (as supplemented and in effect as of the date of the Supplemental Indenture), relating to the YRC Regional Transportation, Inc. (formerly USFreightways Corporation) 8 1/2% Guaranteed Notes due April 15, 2010 (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the year ended December 31, 2005, File No. 000-1225).

(d)(iv)	Indenture (including form of note) dated August 8, 2003 among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.5 to Registration Statement on Form S-4, filed on August 19, 2003, File No. 333-108081).

(d)(v)	Indenture (including form of note) dated November 25, 2003 among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Registration Statement on Form S-8, filed on December 23, 2003, File No. 333-111499).

(d)(vi)	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

(d)(vii)	Indenture (including form of note) dated December 31, 2004, among the Company, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the Company’s 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, File No. 333-119990).

(d)(viii)	YRC Worldwide Inc. Director Compensation Plan (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 000-12255).

(d)(ix)	Form of Director Share Unit Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on July 25, 2005, File No. 000-12255).

(d)(x)	Yellow Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

Exhibit No.	Description
(d)(xi)	Yellow Corporation 1997 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2004, Reg. No. 000-12255).

(d)(xii)	Yellow Corporation 1999 Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8, filed on November 9, 2000, File No. 333-49620).

(d)(xiii)	Yellow Corporation 2002 Stock Option and Share Award Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8, filed on May 15, 2002, File No. 333-88268).

(d)(xiv)	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K for the year ended December 31, 2002, File No. 000-12255).

(d)(xv)	YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on May 19, 2008, File No. 000-12255).

(d)(xvi)	Form of Share Unit Agreement (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the year ended December 31, 2007, File No. 000-12255).

(d)(xvii)	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on May 19, 2008, File No. 000-12255).

(d)(xviii)	YRC Worldwide Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 to the Annual Report on Form 10-K for the year ended December 31, 2007, File No. 000-12255).

(d)(xix)	YRC Worldwide Inc. Non-Union Employee Option Plan (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K, filed on January 6, 2009, File No. 000-12255).

(d)(xx)	YRC Worldwide Inc. Union Employee Option Plan (incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K for the year ended December 31, 2008, File No. 000-12255).

(d)(xxi)	Form of YRC Worldwide Inc. Cash Performance and Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K, filed on April 3, 2009, File No. 000-12255).

(d)(xxii)	Amended and Restated Memorandum of Understanding on the Job Security Plan, dated July 9, 2009, by and among YRC Inc., USF Holland, Inc., New Penn Motor Express, Inc. and the International Brotherhood of Teamsters (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on July 14, 2009, File No. 000-12255).

(d)(xxiii)	Employment Agreement dated January 25, 2006, by and between the Company and William D. Zollars (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on January 26, 2006, File No. 000-12255)

(d)(xxiv)	Amendment effective December 30, 2008 to Employment Agreement, dated as of January 25, 2006, by and between the Company and William D. Zollars (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K, filed on January 6, 2009, File No. 000-12255).

(g)	None.

(h)	None.